RIO HOTEL & CASINO, INC.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (AMOUNTS IN THOUSANDS)



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

                                                                                                   Six Months
                                                                                                      Ended
                                                  Fiscal Years Ended December 31,                   June 30,
                                      1994          1993         1992       1991         1990         1995
  (1)  Fixed Charges
       Interest expense including
         amortization of
         debt expense                $1,923        $1,839       $3,801     $5,639       $5,239       $2,783
       Capitalized interest             620           468           60         --          419          359
                                     $2,543        $2,307       $3,861     $5,639       $5,658       $3,142

  (2)  Earnings
       Income before income tax
         provision                   $25,144      $18,465      $8,510        $756     $(2,526)      $15,059
       Fixed charges less interest
         capitalized                   1,923        1,839       3,801       5,639        5,239        2,783
       Total earnings                $27,067      $20,304     $12,311      $6,395       $2,713      $17,842

  (3)  Ratio of earnings to fixed
         charges                       10.64         8.80        3.19        1.13         0.48         5.68

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